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                                                                    EXHIBIT 99.2


SAVE THE WORLD AIR, INC. AND RAND ENTER INTO AGREEMENT TO REVIEW TECHNICAL CAPABILITIES AND MARKET POTENTIAL OF OUR REDUCED EMISSIONS AND FUEL SAVING DEVICE FOR INTERNAL COMBUSTION ENGINES

San Diego, December 30, 2002 (Business Wire) - Save the World Air, Inc. (NQB:ZERO) today announced that it has entered into an agreement with RAND for a review of technical aspects of our reduced emissions and fuel saving device and its market potential. RAND, a preeminent "think-tank" of highly qualified engineers, scientists and other specialized individuals, will conduct this four-month study, which is scheduled to begin in January 2003.

Under the terms of the agreement, RAND will undertake various tasks, including discussions with and, in its sole discretion, subcontracting to automotive experts to ascertain the theoretical basis and potential impact of the device and other devices on emissions, fuel use, engine and driving performance. RAND intends to review the patent information, technical and theoretical literature regarding the approach used in the device, and estimate its potential market opportunities. In addition, RAND will review and publish a research paper on existing and emerging technologies for reducing emissions in new and existing vehicles.

"We believe that positive findings from this study may provide the first steps to enable us to develop and bring the reduced emissions and fuel saving device to market," said Edward Masry, president and chief executive officer of Save the World Air. "We are very pleased that a leading research organization like RAND has chosen to conduct a review of our device."

According to RAND's website, RAND's mission is to help improve policy and decisionmaking through research and analysis. It develops new knowledge to inform decisionmakers without suggesting any specific courses of action, identifies a range of available options and analyzes their relative advantages and disadvantages. On many other occasions, RAND finds the analysis so compelling that it advances specific policy recommendations. In all cases, it serves the public interest by widely disseminating its research findings.

Save the World Air, Inc. was created to develop, manufacture, and market devices using a proprietary technology that can be installed on motor vehicles to reduce harmful emissions, improve fuel efficiency and improve performance. Our common stock trades over the counter under the symbol ZERO. Our headquarters are in Agoura Hills, California.

CONTACT: Save the World Air, Inc.
Edward Masry, 818/865-3500
questions@savetheworldair.com

URL: http://www.businesswire.com